UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 28, 2016

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1730 S. Amphlett Boulevard, Suite 230, San Mateo, CA	94402
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 212-7630

1065 E Hillsdale Blvd. Suite 315 Foster City, CA 94404
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02          Unregistered Sales of Equity Securities.

As previously disclosed, Armco Metals Holdings, Inc. entered into an Agreement with Shanghai Wisdom & Wealth Investment & Management Co., Ltd., an entity organized under the laws of the People's Republic of China ("Wisdom & Wealth"), pursuant to which, from time to time until the maturity date, Wisdom & Wealth may convert the $4,092,457 (the "Loan Balance") owed it by Armco (Lianyungang) Renewable Metals, Inc., an entity organized under the laws of the People's Republic of China and our wholly-owned subsidiary, into shares of our common stock at a conversion price equal to 85% of volume weighed average price (VWAP) for the common stock during the 10 trading days prior to the conversion date, with a floor conversion price of $0.20 per share. On December 24, 2015, we entered into a First Amendment of the Agreement with Wisdom & Wealth (the "First Amendment") which modified certain terms of the Agreement which included, (i) extending the maturity date of the Loan Balance was extended for an additional year to December 31, 2016, (ii) capping the maximum number of shares of our common stock which may be issued upon the conversion of the Loan Balance at 20,462,285 shares, which represented approximately 250% of our outstanding common stock on the date of the First Amendment, and (iii) limiting the number of shares of our common stock issuable to Wisdom & Wealth and its affiliates upon any conversion to an amount which would not result in Wisdom & Wealth and/or its affiliates being the beneifical owner of more than 4.99% of our common stock at the time of the conversion, among other terms.

On January 7, 2016 Wisdom & Wealth converted $150,000 of the Loan Balance into 392,147 shares of our common stock at a conversion price of $0.3825 per share. Subsequent to such conversion, we have been advised that Wisdom & Wealth sold those shares to an unrelated third party in a private transaction.

Thereafter, on January 28, 2016 Wisdom & Wealth converted $130,000 of the Loan Balance into 413,335 shares of our common stock at a conversion price of $0.3145 per share.

Wisdom & Wealth is an accredited investor and the issuances were exempt from registration under the Securities Act of 1933, as amended, in reliance on exemptions provided by Section 3(a)(9) of that act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMCO METALS HOLDINGS, INC.

Date: February 4, 2016	By: /s/ Kexuan Yao
Kexuan Yao, Chief Executive Officer

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